Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. to Sell its Businesses in Italy and Spain to Subsidiaries of JCDecaux SE for US$ 81 Million1

Company Continues Review of Strategic Alternatives for its Other European Businesses

SAN ANTONIO, May 30, 2023 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced agreements to sell its businesses in Italy and Spain to subsidiaries of JCDecaux SE. Gross proceeds from the two separate all-cash transactions total approximately EUR 75.1 million, or US$ 80.5 million1.

The all-cash consideration represents a combined transaction multiple of approximately 9.62x Segment Adjusted EBITDA3 contribution based on twelve months ended December 31, 2022, and 7.04x based on twelve months ended March 31, 2023. The Company intends to use the anticipated net proceeds from the sales, after payment of transaction-related fees and expenses, to improve its liquidity and increase the financial flexibility of the business, subject to any limitations set forth in its debt agreements.

“The sale of our businesses in Italy and Spain is another important step forward toward our goal of optimizing our portfolio in the best interests of our shareholders,” said Scott Wells, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Together with the previous sale of our Swiss business, we will have generated approximately $175 million5 in total gross proceeds while exiting three lower-margin and / or lower-priority European markets. The Board continues its review of strategic alternatives for our other European businesses, and we remain focused on executing our strategic priorities in our America and Airports segments.”

The sale of the Company’s business in Italy is expected to close imminently, and the sale of its business in Spain is expected to close in 2024, upon satisfaction of regulatory approval and other customary closing conditions. The Company has hedged the anticipated proceeds from the sale of its business in Spain to mitigate the risks related to foreign currency fluctuations.

[1]	Figures based on prevailing exchange rates on May 30, 2023.
[2]

In aggregate, the Company’s Italian and Spanish businesses contributed approximately US$ 129.1 million to Europe-South revenue and US$ 8.4 million to Europe-South Segment Adjusted EBITDA[3] for the full year ended December 31, 2022.

[3]

Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs and other special costs.

[4]

In aggregate, the Company’s Italian and Spanish businesses contributed approximately US$ 135.1 million to Europe-South revenue and US$ 11.5 million to Europe-South Segment Adjusted EBITDA[3] for the twelve months ended March 31, 2023.

[5]	Figure based on prevailing exchange rates on May 30, 2023, for the Spain and Italy transactions and on December 21, 2022, for the Switzerland transaction.

There can be no assurance that the strategic reviews of our other European businesses will result in any additional transactions or particular outcomes. The Company has not set a timetable for completion of these processes and may suspend these processes at any time.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month across more than 500,000 print and digital displays in 22 countries.

For further information, please contact:

Press:

Clear Channel Outdoor Americas

Jason D. King

SVP, Corporate Communications & Marketing

Clear Channel Outdoor

212-812-0064

jasondking@clearchannel.com

Clear Channel Europe

Martin Corke

Clear Channel UK CMO – Europe Marketing Lead

Martin.Corke@clearchannel.co.uk

Investors:

Eileen McLaughlin

Vice President—Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “goals,” “potential,” “targets” and similar words and expressions are intended to identify such forward-looking statements. Any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about the satisfaction of closing conditions for, or otherwise closing, the sale of our Italy and Spain businesses; the use of the proceeds therefrom; the continuing review of strategic alternatives for our other European businesses; our expectations of optimizing our portfolio; our expectations with respect to our Americas business; our business plans and strategies; and our liquidity are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the failure to satisfy the conditions to close, or otherwise close, the sale of our Italy and Spain businesses; our inability to obtain the benefits from hedging the proceeds from the sale of our Spanish business; the impact of the continued strategic review of our other European businesses and assets; our inability to complete any other transactions with respect to our other European businesses and improve our portfolio; continued economic uncertainty, an economic slowdown or a recession; our ability to service our debt obligations and to fund our operations, business strategy and capital expenditures; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the difficulty, cost and time required to implement our strategy, and the fact that we may not realize the anticipated benefits therefrom; the impact of future dispositions, acquisitions and other strategic transactions; risks of doing business in foreign countries; fluctuations in exchange rates and currency values; volatility of our stock price; the impacts on our stock price as a result of future sales of common stock, or the perception thereof, and dilution resulting from additional capital raised through the sale of common stock or other equity-linked instruments; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and certain other factors set forth in our other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.